Exhibit 10.3

June 9, 2016

Burkhard Blank, MD
96 Spring Street
Watertown, MA  02472

Dear Burkhard:

I am pleased to confirm our offer of employment to you as Chief Medical Officer, a designated officer of the Company, reporting to Ron Cohen, President & CEO.

The terms of the offer are as follows:

1.
The salary is $525,000 per annum, payable semi-monthly on the 15th and the last business day of the month.  The semi-monthly rate is 21,875.00.  Your salary will be subject to annual review.  Your work location will be the Company headquarters in Ardsley, New York.

2.	Your start date is July 1, 2016.

3.	As of your start date, you will be eligible to participate in Acorda's benefit plans and Flexible Spending Accounts.

4.	As of your start date, you will also be eligible to participate in the Company's 401(k) plan.

5.
You shall be entitled to all perquisites offered to senior executives of the Company.  In addition, you shall be entitled to reimbursement of all ordinary and reasonable out-of-pocket business expenses which are incurred by you in furtherance of the Company's business, in accordance with its policies.

6.
For 2016, you will be eligible for 15 days of paid time off (PTO), all Company-paid holidays including the week the Company is closed between Christmas and New Year's, and 3 floating holidays.  Starting January 1, 2017, you will be eligible for 20 days of PTO and holidays. In addition, you are eligible for 7 PTO days per calendar year for your current external Board duties in Germany.

7.
You will receive a base grant of 100,000 options of Acorda common stock, vesting over four years.  In accordance with the Company's standard option grant procedures, the first 25% of your options will vest at the end of your first 12 months of employment, and the remaining 75% will vest on a quarterly basis over the remaining three years.  The grant date will be determined as of the new hire start date. The strike price will be the market price of the stock at the close of business on the date of grant. Stock options are subject to the additional terms and conditions of the Acorda Stock Option Certificate approved by the Board.

8.
You will also receive 40,000 shares of restricted stock of Acorda common stock, vesting annually over a four-year period as follows:  ¼ of the grant will vest on December 1, 2016, ¼ on December 1, 2017, ¼ on December 1, 2018 and ¼ on December 1, 2019.  Restricted shares are subject to the additional terms and conditions of the Acorda Restricted Stock Agreement approved by the Board.

9.
You are eligible to receive a special grant of 10,000 shares of restricted stock of Acorda common stock vesting in two installments, 50% on the second anniversary of commencement of employment and 50% on the third anniversary of commencement of employment, subject to continuing employment. Restricted shares are subject to the additional terms and conditions of the Acorda Restricted Stock Agreement approved by the Board.

10.
In addition to a year-end performance review, you will be eligible to participate in the Company's Merit Increase Program, Annual Cash Bonus Program and Acorda Equity Program with a potential to receive a pro-rated merit increase and equity grant.   Your Annual Cash Bonus for 2016 will not be prorated and will reflect the full 2016 year with a target of 50% of base salary and will be based on the Company's performance against the Corporate Goals and individual/team performance against goals established for that bonus year.  Bonus targets include a possible range of zero and can exceed 100% for an individual/team goal or in aggregate.  Eighty percent of your target is attributed to Company performance and twenty percent is attributed to individual/team performance.  The Annual Cash Bonus Program and the Acorda Equity Program are subject to approval by the Board of Directors. These three programs will be pro-rated for your first year of employment or any subsequent partial year of employment.

11.
You will receive reimbursement for the cost of a reasonably priced living accommodation (hotel or apartment) for your time in Ardsley.  If within the first twelve months of employment, you voluntarily terminate your employment with the Company, you agree to reimburse the Company for such expenses on a prorated basis.  All expenses associated with relocation are grossed-up for taxes and are reflected in your W2 at year end.

12.	Within the first thirty days of employment, the Company will enter into an employment agreement with you in the current Company form as approved by the Board.

13.
To comply with INS regulations, please bring with you on your first day of work, proof verifying your right to work in the United States.  Some examples are passport, driver's license and Social Security card, or certificate of citizenship, etc.

14.
If you accept employment with the Company, you also certify that the information that you have provided the Company in connection with your submission for employment is true and complete.  You understand that if you provided false or misleading information to the Company during the course of the interview or application process it may result in disciplinary action up to and including termination of your employment at any time.

15.
By accepting this offer, you represent that you are not a party to any employment agreement that would interfere with your employment with Acorda Therapeutics, Inc.  If you are a party to any agreement that contains any restrictive provisions (confidentiality, non-compete, or otherwise) that potentially interfere with your employment with Acorda, you must notify me of those agreements and the relevant provisions, and to the extent possible, submit copies of the agreements. This offer is contingent upon a review of these agreements prior to your starting date so that Acorda can make an independent determination for its own purposes (and not to be considered advice to you) regarding the legal restraints in these agreements and whether they prohibit your employment with Acorda.

16.
This letter is not intended, nor should it be considered, as an employment contract for a definite or indefinite period.  Once employed, you will be an employee at will.  This letter also constitutes the understanding between us with respect to our offer of employment, and replaces and supersedes any previous understandings or arrangements.

Burkhard, we are delighted to extend this offer to you.

If you are in agreement with the terms outlined above, please sign and date one copy of this letter and return it to me at your earliest convenience.

Should you have any questions regarding any of the above or any other matter, please contact me.  My telephone number is (914) 326-5159.  You can email me at dduca@acorda.com.

Sincerely,

/s/Denise J. Duca

Denise J. Duca
Sr. Vice President - Human Resources

CC: Ron Cohen, President & CEO

Accepted:

/s/Burkhard Blank                              21/6/16
Signature    Date

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